UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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SONOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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January 21, 2021
To Our Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Sonos, Inc. The Annual Meeting will be held on March 11, 2021. This year, in light of the public health impact of the COVID-19 pandemic, the Annual Meeting will be held entirely online. The virtual meeting will also allow for greater participation by all of our stockholders, regardless of their geographic location. You may attend the Annual Meeting online at the following website address: www.virtualshareholdermeeting.com/SONO2021 and by entering the 16-digit control number included on your Notice of Internet Availability, your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting will begin at approximately 10:00 a.m., Pacific Time, with login beginning at 9:45 a.m., Pacific Time, via a live webcast on the internet.
The matters expected to be acted upon at the Annual Meeting are listed in the Notice of Annual Meeting of Stockholders and more fully described in the accompanying proxy statement. We have also made available or provided our Annual Report on Form 10-K for the fiscal year ended October 3, 2020, which contains important business and financial information regarding Sonos.
Your vote is important. Whether or not you plan to attend the Annual Meeting, to ensure that your shares will be represented, please cast your vote as soon as possible via the internet or by telephone, or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend.

Sincerely,
Patrick Spence
Chief Executive Officer and Director

YOUR VOTE IS IMPORTANT
Your vote is important. As described in your electronic proxy materials notice or on the enclosed paper proxy card and voting instructions, please vote by: (1) accessing the internet website, (2) calling the toll-free number, or (3) signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).  Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend online.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MARCH 11, 2021: THE PROXY STATEMENT, PROXY CARD AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

SONOS, INC.
614 Chapala Street
Santa Barbara, CA 93101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 21, 2021

Time and Date:	March 11, 2021 at 10:00 a.m. Pacific Time
Place:	Virtually at www.virtualshareholdermeeting.com/SONO2021
Items of Business:	1.	Elect the two Class III directors listed in the accompanying proxy statement.
	2.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Sonos, Inc. for the fiscal year ending October 2, 2021.
	3.	Conduct an advisory vote to approve named executive officer compensation (the say-on-pay vote).
	4.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Record Date:	Only stockholders of record at the close of business on January 12, 2021 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.
Proxy Voting:
Each share of common stock that you own represents one vote.
For questions regarding your stock ownership, you may contact us through our website at https://investors.sonos.com or, if you are a registered holder, contact our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement, form of proxy and our 2020 Annual Report are being distributed or made available on or about January 21, 2021.
Whether or not you plan to attend the Annual Meeting, we encourage you to vote or submit your proxy via the internet, or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,
Edward Lazarus
Chief Legal Officer and Corporate Secretary
Santa Barbara, California
January 21, 2021

SONOS, INC.
PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

SONOS, INC.
614 Chapala Street
Santa Barbara, CA 93101

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

January 21, 2021
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of Sonos, Inc. (“we,” “us,” “our company” or “Sonos”) for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), to be held virtually at www.virtualshareholdermeeting.com/SONO2021 on March 11, 2021 at 10:00 a.m. Pacific Time, and any adjournment or postponement thereof. Beginning on or about January 21, 2021, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which contains instructions on how to access this proxy statement for the Annual Meeting (this “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended October 3, 2020 (the “Annual Report”), is being mailed to our stockholders. Our fiscal year ended October 3, 2020 is also referred to herein as “Fiscal 2020.”

INTERNET AVAILABILITY OF PROXY MATERIALS
We are using the internet as the primary means for furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability with instructions for accessing the proxy materials online, including this Proxy Statement and our Annual Report, and for voting via the internet, by telephone or by mail. The Notice of Internet Availability also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We encourage stockholders to take advantage of the online availability of proxy materials, as we believe it helps in conserving natural resources and reduces our printing and mailing costs.

GENERAL INFORMATION ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote upon the proposals described in this Proxy Statement.
What proposals are scheduled to be voted on at the Annual Meeting?
Stockholders will be asked to vote upon three proposals. The proposals are:
1. The election of each of the two Class III directors set forth in Proposal One to serve for a term of three years or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2021.
3. An advisory vote to approve named executive officer compensation (the say-on-pay vote).
What is the recommendation of our board of directors on each of the proposals scheduled to be voted upon at the Annual Meeting?
Our board of directors recommend that you vote your shares:
•FOR each of the nominees to the board of directors (Proposal One);
•FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2021 (Proposal Two); and

•FOR the approval, on an advisory basis, of the named executive officer compensation (Proposal Three).
Why are we having a virtual only meeting?
This year in light of the public health impact of the COVID-19 pandemic and our commitment to support the health, safety and wellness of our communities, stockholders, and other stakeholders, we will hold the Annual Meeting in a virtual-only format, which will be conducted over the internet via live webcast. We intend to hold the virtual Annual Meeting in a manner that affords you the same rights and opportunities to participate as you would have at an in-person meeting.
How do I attend the Annual Meeting?
We will host the Annual Meeting live via the internet. You will not be able to attend the meeting in person. Participation in and attendance at the Annual Meeting is limited to stockholders as of the close of business on January 12, 2021 (the “Record Date”). Such stockholders can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/SONO2021 (the “Annual Meeting Website”). The webcast will begin at 10:00 a.m., Pacific Time, on March 11, 2021. Online access will begin at 9:45 a.m., Pacific Time, and we encourage you to access the Annual Meeting prior to the start time.
A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the Annual Meeting for any purpose germane to the meeting at our corporate headquarters at 614 Chapala Street, Santa Barbara, CA 93101. The stockholder list will also be available to stockholders during the meeting at the Annual Meeting Website.
To participate in the Annual Meeting, you will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or the instructions that accompany your proxy materials. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Annual Meeting. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SONO2021.
A replay of the Annual Meeting will be posted as soon as practical on our investor relations website: https://investors.sonos.com/.
Who can vote at the Annual Meeting?
Stockholders as of the Record Date are entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 119,364,994 shares of our common stock outstanding and entitled to vote.
Each share of our common stock as of the close of business on the Record Date is entitled to one vote on each matter presented at the Annual Meeting. There is no cumulative voting.
How do I vote my shares?
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Voting Instructions
If you are a stockholder of record, you may:

•VOTE AT THE ANNUAL MEETING - if you would like to vote at the Annual Meeting, please follow the instructions that will be available on the Annual Meeting Website during the Annual Meeting;
•VOTE BY MAIL IN ADVANCE OF THE ANNUAL MEETING - if you request a paper proxy card, complete, sign and date the enclosed proxy card, then follow the instructions on the card: or
•VOTE VIA THE INTERNET OR VIA TELEPHONE IN ADVANCE OF THE ANNUAL MEETING - follow the instructions on the proxy card and have the proxy card available when you access the internet website or place your telephone call.
Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on March 10, 2021. If you submit your vote by mail, your completed, signed and dated proxy card must be received prior to the Annual Meeting. Submitting your proxy, whether via the internet, via telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.
If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
What if I return my proxy card but do not provide voting instructions?
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
Can I change my vote or revoke my proxy?
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•Delivering to our Corporate Secretary a written notice stating that the proxy is revoked;
•Signing and delivering a proxy bearing a later date;
•Voting again via internet or by telephone no later than 11:59 p.m. Eastern Time on March 10, 2021; or
•Attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Will I be able to ask questions at the Annual Meeting?
You will be able to submit written questions during the Annual Meeting by following the instructions that will be available on the Annual Meeting Website during the Annual Meeting. Only questions pertinent to meeting matters or the Company and submitted in accordance with the Annual Meeting’s Rules of Conduct will be answered during the meeting, subject to time constraints. Questions that are substantially similar may be grouped and answered together to avoid repetition. The Annual Meeting’s Rules of Conduct will be available on the Annual Meeting Website.

What is the quorum requirement for the Annual Meeting?
The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote in advance of the Annual Meeting by mail or internet or by telephone or if you have properly submitted a proxy.
What is the vote required for each proposal?
For Proposal One, each director will be elected by a plurality of the votes cast, which means that the two individuals nominated for election to our board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL NOMINEES,” to “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” one of the nominees you specify. If any nominee is unable or unwilling to serve for any reason, proxies may be voted for such substitute nominee as the proxy holder might determine. Proxies may not be voted for more than two directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
For Proposal Two, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2021 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting represents a majority of the votes cast by stockholders.
For Proposal Three, the approval, on an advisory basis, of the named executive officer compensation will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting represents a majority of the votes cast by stockholders.
How are abstentions and broker non-votes treated?
Abstentions (i.e. shares present at the Annual Meeting and marked “abstain”) and “broker non-votes” are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal.
A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker has not received voting instructions from you and is not authorized to vote on that proposal without instructions. A broker is authorized to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, but is not authorized to vote shares held for a beneficial owner on “non-routine” matters without instructions from the beneficial owner of those shares.
Proposals One and Three are each considered a “non-routine” matter. If you do not provide your broker with specific instructions on how to vote your shares, the broker that holds your shares will not be authorized to vote on Proposal One or Three. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Proposal Two is considered a “routine” matter. Brokers have discretionary authority to vote shares that are beneficially owned on Proposal Two.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card via the internet, telephone or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
Who is paying for this proxy solicitation?
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any other information furnished to stockholders. Following the original mailing of the proxy materials, we and our agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original mailing of the proxy materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote via the internet or by telephone, you are responsible for any internet access or telephone charges you may incur.

Where can I find the voting results?
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (the “SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Corporate Governance Guidelines set forth our policies and procedures related to corporate governance and cover topics including director qualifications and responsibilities, board composition and management, and succession planning. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website.
We have adopted a Code of Business Conduct and Ethics that applies to all of the members of our board of directors, officers and employees. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the location specified above.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the roles of Chairperson and Chief Executive Officer may be either separate or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate in the best interests of our company. In the event that our Chief Executive Officer holds the Chairperson position, our board of directors will designate a “lead independent director” by a majority vote of the independent directors, which “lead independent director” shall have the responsibilities set forth in our Corporate Governance Guidelines.
Currently, Michelangelo Volpi, an independent director, serves as our Chairperson. Our board of directors believes that separating the positions of Chief Executive Officer and Chairperson allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson to lead our board of directors in its fundamental role of providing independent advice to, and oversight of, management. Mr. Volpi has been the Chairperson of our board of directors since November 2010, and Patrick Spence has served as our Chief Executive Officer and as a member of the board of directors since January 2017. Both Mr. Volpi and Mr. Spence were selected to serve in their respective positions due to their extensive experience in senior leadership positions at technology companies.
Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify this leadership structure as appropriate.
Our Board of Directors’ Role in Risk Oversight
Our board of directors as a whole has responsibility for risk oversight. Our board of directors exercises this risk oversight responsibility directly and through its committees. The risk oversight responsibility of our board of directors and its committees is informed by reports from our management teams and from our internal audit department that are designed to provide visibility to our board of directors about the identification, assessment and management of key risks, and our management’s risk mitigation strategies. Our board of directors has primary responsibility for evaluating strategic and operational risk, including related to significant transactions. Our audit committee has primary responsibility for overseeing our major financial and accounting risk exposures, and, among other things, discusses guidelines and policies with respect to assessing and managing risk with management and our independent auditor. Our audit committee also has responsibility for overseeing risks related to cybersecurity, data privacy and security. Our compensation, people and diversity & inclusion committee has responsibility for evaluating risks arising from our compensation and people policies and practices. Our nominating and corporate governance committee has responsibility for evaluating risks relating to our corporate governance practices. Our committees and management, as appropriate, provide reports to our board of directors regarding these and other matters.
Independence of Directors
Our board of directors conducts an annual review of the independence of our directors. Our board of directors has determined that each of the members of our board of directors, other than Mr. Spence, is “independent” as that term is defined under the rules of The Nasdaq Stock Market (“Nasdaq”). Our board of directors has also determined that all members of each of our audit committee, compensation, people and diversity & inclusion committee and nominating and corporate governance committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees. In assessing independence, our board of directors determined that none of the members of our board of directors, other than Mr. Spence, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation, people and diversity & inclusion committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website.
Audit Committee
Our audit committee is composed of Karen Boone, who is the Chair of our audit committee, Julius Genachowski and Panos Panay. The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Ms. Boone is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K.
As more fully described in its charter, our audit committee has responsibility for, among other things:
•selecting an accounting firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal accounting controls and audit procedures;
•reviewing and approving any proposed transaction between our company and any related party; and
•approving the fees and other compensation to be paid to our independent registered public accounting firm, and pre-approving all audit and non-audit related services provided by our independent registered public accounting firm.
Compensation, People and Diversity & Inclusion Committee
Our compensation, people and diversity & inclusion committee is composed of Thomas Conrad, who is the Chair of our compensation, people and diversity & inclusion committee, Ms. Boone, Joanna Coles and Deirdre Findlay. The composition of our compensation, people and diversity & inclusion committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations, including the requirement that each member of the committee qualify as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our compensation, people and diversity & inclusion committee may delegate authorities to subcommittees as it deems appropriate and to the extent permitted under Nasdaq listing standards, and applicable laws, rules and regulations, along with our corporate governance documents.
As more fully described in its charter, our compensation, people and diversity & inclusion committee has responsibility for, among other things:
•reviewing and determining the compensation of our executive officers and making recommendations to our board of directors regarding compensation of our non-employee directors;
•administering our stock and equity incentive plans;

•reviewing and making recommendations to our board of directors regarding the adoption or amendment of incentive compensation and equity plans;
•reviewing the compensation-related disclosures in our proxy statements and human-capital related disclosures in our annual reports;
•periodically reviewing and monitor our policies, initiatives and results in the areas of diversity and inclusion (other than within the purview of other committees of the board); and
•establishing and reviewing general policies relating to the compensation and benefits of our employees.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Mr. Genachowski, who is the Chair of our nominating and corporate governance committee, Ms. Findlay and Mr. Volpi. The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.
As more fully described in its charter, our nominating and corporate governance committee has responsibility for, among other things:
•identifying, evaluating and recommending nominees to our board of directors and committees of our board of directors;
•conducting searches for appropriate directors;
•evaluating the performance of our board of directors, of the committees of our board of directors and of individual directors;
•considering and making recommendations to the board of directors regarding the composition of the board and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting; and
•making recommendations to our board of directors concerning corporate governance matters.
Compensation Committee Interlocks and Insider Participation
The members of our compensation, people and diversity & inclusion committee during Fiscal 2020 included Mr. Conrad, John Maeda and Ms. Boone. None of the members of our compensation, people and diversity & inclusion committee in Fiscal 2020 was at any time during Fiscal 2020 or at any other time one of our officers or employees, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During Fiscal 2020, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation, people and diversity & inclusion committee. Mr. Maeda resigned from our board of directors and compensation, people and diversity & inclusion committee in December 2020. Ms. Coles and Ms. Findlay were appointed to our compensation, people and diversity & inclusion committee in December 2020.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During Fiscal 2020: (i) our board of directors met eight (8) times; (ii) our audit committee met six (6) times; (iii) our compensation, people and diversity & inclusion committee met six (6) times; and (iv) our nominating and corporate governance committee met five (5) times.
During Fiscal 2020, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served.

Board Attendance at Annual Meeting of Stockholders
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All of our directors attended our 2020 Annual Meeting held on February 27, 2020.
Presiding Director of Non-Employee Director Meetings
Our non-employee directors meet regularly in scheduled executive sessions without management to promote open and honest discussion. Our Chairperson, Mr. Volpi, is the presiding director at these meetings.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our Chairperson or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and routine items and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The address for these communications is:
Sonos, Inc.
614 Chapala Street
Santa Barbara, CA 93101
Attn: Corporate Secretary
Corporate Social Responsibility
Overview

Sonos’ corporate social responsibility programs aim to make a positive impact on society and the environment. Our programs focus on five key pillars: our products and experiences, our supply chain, our operations, our diversity & inclusion, and our social impact. With each pillar, we have developed goals and metrics to track our progress and continually seek improvement, recognizing that good corporate citizenship is a self-renewing process that demands vigilance and investment.

Sustainability

In Fiscal 2020, we achieved carbon neutral operations for the third consecutive year by reducing our energy usage, investing in carbon offsets, and purchasing renewable energy credits. We achieved 92% sustainably sourced packaging paper for our speakers, surpassing our 2020 goal of 85%. In terms of privacy, an important issue for our consumers, we released our first statistics on requests from law enforcement. While there were only forty-three requests for user information in the U.S. and Europe, and they related solely to stolen products, the statistics marked an important step for transparency for our customers.

Supply Chain Audits

In our supply chain, we continue to perform annual audits of our suppliers, focusing on our key suppliers that represent 80% of our annual spend on our supply chain. Out of the critical and major issues identified at these suppliers in Fiscal 2020, 85% of issues were closed within the target time, meeting our 2020 goal of 85%. In Fiscal 2020, we identified only two critical issues at our key suppliers, and we stopped working with such suppliers until the critical issues were resolved.  COVID-19 shut down many of our suppliers and prevented us from performing audits for four months. As a result, we fell short of our goal of auditing 90% of our key suppliers in Fiscal 2020 but look forward towards increasing these efforts again as the effects of the pandemic are ameliorated. We also intend to strengthen our auditing programs in fiscal year 2021 by utilizing a trusted third party auditor, and beginning unannounced audits, a key factor to improve accountability. Finally, we adhere to conflict minerals regulations in all our products, in line with our annual conflict minerals statement.

Diversity & Inclusion

We continue to support a diverse workforce and seek to foster an inclusive environment. In Fiscal 2020, 32% of our U.S. employees were ethnically diverse, an increase of 3% from 2019. During the year, 40% of our U.S. new hires were ethnically diverse. Nonetheless, we are committed to improving our diversity by bolstering our hiring practices with new processes such as the “rule of two”, which ensures more diverse candidates are interviewed for key roles. Led by our Black@Sonos employee resource group, we supported racial justice by donating over $40,000 in matched employee donations to the Emergency Fund for Racial Justice, a project of the Amalgamated Bank. In celebration of global Pride, our LGBTQ+ ERG, Pride@Sonos, launched Full Spectrum, a limited-edition station on Sonos Radio. The station is representative of the variety of LGBTQ+ experiences, featuring songs and interviews from artists in the LGBTQ+ community and personal stories recorded by Sonos employees.

Social Impact

We are expanding the scope of our social impact program, which uses our funds, resources, and products to make a positive impact in our communities. During Fiscal 2020, we supported over 38,000 hours of youth music education through our Sonos Soundwaves initiative. On December 1, 2020, we launched a Giving Tuesday campaign to support organizations focused on Music for Healing and Justice, with the goal of donating up to $175,000 to nine different nonprofits. In calendar year 2020, we gave grants to twenty nonprofit organizations.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
The nominating and corporate governance committee is responsible for recommending to the board of directors nominees for election to our board of directors at each annual meeting of stockholders and for identifying one or more candidates to fill any vacancies that may occur on our board of directors. New candidates may be identified through recommendations from existing directors or members of management, consultants or third-party search firms, discussions with other persons who may know of suitable candidates to serve on our board of directors, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the nominating and corporate governance committee, interviews with the committee as a whole, one or more members of the committee, or one or more other board members, and discussions within the committee and the full board. The nominating and corporate governance committee then recommends candidates to the full board, with the full board of directors selecting the candidates to be nominated for election by the stockholders or to be appointed by the board of directors to fill a vacancy.
The nominating and corporate governance committee will consider director candidates proposed by stockholders as well as recommendations from other sources. Additional information regarding the process for properly submitting stockholder nominations for candidates for nomination to our board of directors is set forth below under “Stockholder Proposals for the 2022 Annual Meeting - Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials for the 2022 Annual Meeting.”
Director Qualifications
In accordance with its charter and our Corporate Governance Guidelines, the nominating and corporate governance committee develops and recommends to our board of directors appropriate criteria, including desired qualifications, expertise, skills and characteristics, for selection of new directors and periodically reviews the criteria adopted by our board of directors and, if appropriate, recommends changes to such criteria.
Board Diversity
Our board of directors seeks members from diverse professional backgrounds who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Our board of directors does not have a formal policy with respect to diversity and inclusion. Diversity of experience, expertise and viewpoints is one of many factors the nominating and corporate governance committee considers when recommending director nominees to our board of directors. Further, our board of directors is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected. Currently, of the eight directors on our board, three are women and one is African-American. Gender and racial diversity are each represented at 50% in our Class III director nominee slate. Our board of directors also seeks members that have experience in positions with a high degree of responsibility or are, or have been, leaders in the companies or institutions with which they are, or were, affiliated, but may seek other members with different backgrounds, based upon the contributions they can make to our company.
We believe that our current board composition reflects our commitment to diversity in the areas of gender, ethnicity and professional background.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with our restated certificate of incorporation and our restated bylaws, our board of directors currently consists of eight directors and is divided into three classes, with staggered three-year terms. Directors in Class III will stand for election at the Annual Meeting. The terms of office of directors in Class I and Class II expire at our Annual Meetings of Stockholders to be held in 2022 and 2023, respectively.
At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the two nominees named below be elected as a Class III director for a three-year term expiring at our 2024 Annual Meeting of Stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
Nominees to Our Board of Directors
The nominees, their ages as of January 21, 2021, biographical information and lengths of service on our board of directors are set forth below.

Name	Age	Position	Director Since
Class III Directors:
Patrick Spence	46	Chief Executive Officer, President, Director and Director Nominee	January 2017
Deirdre Findlay(1)(2)	47	Director and Director Nominee	February 2020

(1)    Member of our compensation, people and diversity & inclusion committee
(2)    Member of our nominating and corporate governance committee

Patrick Spence has served as our Chief Executive Officer and as a member of our board of directors since January 2017, and as our President since July 2016. Previously, Mr. Spence served as our Chief Commercial Officer from June 2012 to June 2016. Prior to Sonos, he spent 14 years at Research In Motion Limited, a consumer electronics company and the developer of the BlackBerry device, in a variety of senior roles, including most recently serving as the Senior Vice President and the Managing Director of Global Sales and Regional Marketing from August 2011 until June 2012. Mr. Spence holds a B.A. in business administration from the Ivey Business School at the University of Western Ontario. Mr. Spence was selected to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer and due to his extensive experience in senior leadership positions at technology and other companies.
Deirdre Findlay has served as a member of our board of directors since February 2020. Ms. Findlay is currently the Chief Marketing Officer of Condé Nast, a global media company, a position she has held since January 2020. She was the Chief Marketing Officer of Stitch Fix, a personal style service company, from May 2018 to January 2020. Prior to Stitch Fix, she served as Senior Director of Global Hardware Marketing with Google, a global internet services and products company, from May 2013 to May 2018, Senior Director of Consumer Marketing at eBay, a global ecommerce company, from July 2011 to April 2013, and as Senior Vice President of Digitas, a marketing agency, from July 2000 to June 2011. Ms. Findlay holds a B.A. in Economics from Williams College and an M.B.A. from The Tuck School of Business at Dartmouth College. Ms. Findlay was selected to serve as a member of our board of directors due to her extensive experience in digital marketing and consumer insights leadership.
Continuing Directors
The directors who are serving for terms that end following the Annual Meeting and their ages, as of January 21, 2021, biographical information and lengths of service on our board of directors are set forth below.

Name	Age	Position	Director Since
Class I Directors:
Karen Boone(1)(3)	47	Director	June 2017
Joanna Coles(1)	58	Director	February 2020
Panos Panay(3)	48	Director	August 2020
Class II Directors:
Thomas Conrad(1)	51	Director	March 2017
Julius Genachowski (2)(3)	58	Director	September 2013
Michelangelo Volpi (2)	54	Chairperson and Director	March 2010

(1)    Member of our compensation, people and diversity & inclusion committee
(2)    Member of our nominating and corporate governance committee
(3)    Member of our audit committee

Karen Boone has served as a member of our board of directors since June 2017. Ms. Boone most recently served as the President, Chief Financial and Administrative Officer of Restoration Hardware, Inc., a home furnishings company, from May 2014 until August 2018, and as Chief Financial Officer from June 2012 to May 2014. Prior to that, from 1996 to June 2012, she held various roles at Deloitte & Touche LLP, a public accounting firm, most recently as an Audit Partner.  She currently serves on the Board of Directors of Peloton Interactive, a connected fitness company, Tory Burch LLC, a retail company, Clif Bar & Company, a consumer goods company, Rivian Automotive, an automotive technology company, and Collective Health, a health technology company.  Ms. Boone holds a B.S. in business economics from the University of California, Davis. Ms. Boone was selected to serve as a member of our board of directors due to her extensive accounting and management experience.
Joanna Coles has served as a member of our board of directors since February 2020. Ms. Coles is Chief Executive Officer of Northern Star Acquisition Company, a publicly-traded, female-led special purpose acquisition company. She is also a TV producer with a development deal across The Walt Disney Company’s platforms and is a special advisor to Cornell Capital, a private equity firm. She is the former Chief Content Officer of Hearst Magazines, overseeing editorial for Hearst’s 300 titles globally, a role she served in from September 2016 until August 2018. Prior to that, she was Editor-in-Chief of Cosmopolitan from September 2012 until September 2016. She edited Marie Claire magazine from April 2006 to September 2012. She worked for The Times of London from September 1998 to September 2001 and served as New York Bureau Chief for The Guardian from 1997 to 1998. She is on the board of Women Entrepreneurs New York City, an initiative to encourage female entrepreneurship, with a focus on underserved communities. Ms. Coles currently serves on the board of directors of Snap Inc., an American camera and social media company. She is also on the boards of Density, and Blue Mistral, the holding company for Frederic Fekkai. Ms. Coles holds a B.A. in English and American literature from the University of East Anglia. Ms. Coles was selected to serve as a member of our board of directors due to her extensive brand development and customer experience expertise and leadership.
Panos Panay has served as a member of our board of directors since August 2020. Mr. Panay is currently the Chief Product Officer of Microsoft Corporation, a technology company (“Microsoft”), a position he has held since April 2018. Prior to that, he held various roles at Microsoft, including Corporate Vice President, Microsoft Devices from July 2015 to April 2018, Corporate Vice President, Surface & PC Hardware from February 2013 to July 2015, General Manager, Surface & PC Hardware from January 2008 to February 2013. Mr. Panay holds a B.Sc. from California State University, Northridge and an M.B.A. from Pepperdine University. Mr. Panay was selected to serve as a member of our board of directors due to his track record of building consumer hardware products and experiences on a global scale.
Thomas Conrad has served as a member of our board of directors since March 2017. Mr. Conrad served as the Chief Product Officer of Quibi, a short form streaming service, from March 2019 until January 2021. He was the Vice President of Product at Snap Inc., a camera company, from March 2016 to March 2018. Prior to Snap, he served as the Chief Technology Officer of Pandora Media, Inc. (“Pandora”), a streaming music service company, from July 2004 to June 2014, and as the Executive Vice President of Product of Pandora from July 2004 to March 2014. Mr. Conrad holds a B.S.E in computer science from the University of Michigan. Mr. Conrad was selected to serve as a member of our board of directors due to his management experience and his experience in the development of music-based technology products.

Julius Genachowski has served as a member of our board of directors since September 2013. Mr. Genachowski is currently a Managing Director and Partner of The Carlyle Group, a global investment firm, a position he has held since January 2014. Previously, he served as the Chairman of the U.S. Federal Communications Commission from June 2009 to May 2013. He has held senior executive positions at IAC/InterActiveCorp, an internet and media company, and has also served as a director of or advisor to various companies. He currently serves on the board of directors of Mastercard Incorporated, a technology company in the global payments industry, and Sprint Corporation, a communications company. He also served on the President's Intelligence Advisory Board under President Obama. Mr. Genachowski holds a B.A. in history from Columbia University and a J.D. from Harvard Law School, and served as a law clerk to U.S. Supreme Court Justice David H. Souter. Mr. Genachowski was selected to serve on our board of directors due to his experience in the technology, communications and media industries, his expertise in regulatory matters, his global perspective and his experience serving on the board of directors of public companies.
Michelangelo Volpi has served as a member of our board of directors since March 2010 and as the Chairperson of our board of directors since November 2010. Since July 2009, Mr. Volpi has served as a General Partner of Index Ventures, a venture capital firm. From June 2007 to July 2009, he served as the Chief Executive Officer of Joost N.V., an internet premium video services company. From 1994 to June 2007, he served in various executive roles at Cisco Systems, Inc., a networking and telecommunications company. He currently serves on the board of directors of Exor N.V., a holding company, Fiat Chrysler Automobiles N.V., an auto maker, and Elastic N.V., a data search engine company. He previously served on the board of directors of Hortonworks, Inc., a data software company, from October 2011 to January 2019, on the board of directors of Pure Storage, Inc., an all-flash data storage company, from April 2014 to October 2018 and on the board of directors of Zuora, Inc., an enterprise software company from September 2011 to June 2020. Mr. Volpi holds a B.S. in mechanical engineering and an M.S. in manufacturing systems engineering from Stanford University and an M.B.A. from the Stanford University Graduate School of Business. Mr. Volpi was selected to serve as a member of our board of directors due to his extensive experience in senior leadership positions at technology and other companies.
There are no family relationships among our directors and executive officers.
Director Compensation
Director Compensation Table
The following table presents the total compensation for each person who served as a non-employee director during Fiscal 2020. Mr. Spence is not included in the table below, as he is employed as our Chief Executive Officer and receives no compensation for his service as director. The compensation received by Mr. Spence as an employee is included in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Total ($)
Robert Bach	47,500	157,086	204,586
Karen Boone	62,500	157,086	219,586
Joanna Coles (5)	17,170	157,086	174,256
Thomas Conrad	52,500	157,086	209,586
Deirdre Findlay (5)	17,170	157,086	174,256
Julius Genachowski	62,500	157,086	219,586
John Maeda	47,500	157,086	204,586
Panos Panay (6)	—	81,795	81,795
Michelangelo Volpi (7)	—	—	—

(1)In June 2020, in connection with uncertainty and challenges stemming from the COVID-19 pandemic, our board of directors agreed to forego their cash retainer for the period from July 1, 2020 to December 31, 2020.
(2)The amounts reported in this column represent the aggregate grant date fair value of the stock awards granted under our 2018 Equity Incentive Plan to our directors during Fiscal 2020, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of estimated forfeitures. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report. The amounts reported in this column reflect the accounting value for these equity awards and may not correspond to the actual economic value that may be received by our directors from such awards, which will vary depending on the performance of our common stock.
(3)Our non-employee directors held the following number of stock options as of October 3, 2020:

Name	Shares Subject to Outstanding Stock Options
Robert Bach	226,434
Karen Boone	31,766
Joanna Coles	—
Thomas Conrad	31,766
Deirdre Findlay	—
Julius Genachowski	114,376
John Maeda	14,336
Panos Panay	—
Michelangelo Volpi	—
(4)    Our non-employee directors held the following number of restricted stock units as of October 3, 2020:

Name	Shares Subject to Outstanding Stock Awards
Robert Bach	12,792
Karen Boone	12,792
Joanna Coles	12,792
Thomas Conrad	12,792
Deirdre Findlay	12,792
Julius Genachowski	12,792
John Maeda	12,792
Panos Panay	6,041
Michelangelo Volpi	—
(5)    Ms. Coles and Ms. Findlay were each appointed to our board of directors in February 2020.
(6)    Mr. Panay was appointed to our board of directors in August 2020.
(7)    Mr. Volpi declined to accept any compensation for his service on our board of directors in Fiscal 2020.
Non-Employee Director Compensation Arrangements
Pursuant to an amended and restated policy adopted by our board of directors in January 2021, we pay each non-employee director an annual retainer fee of $55,000 for service on our board of directors and additional annual retainer fees for services as follows:
•$75,000 for the board Chairperson;
•$20,000 for the Chair of our audit committee and $10,000 for each of its other members;
•$20,000 for the Chair of our compensation, people and diversity & inclusion committee and $10,000 for each of its other members; and
•$20,000 for the Chair of our nominating and corporate governance committee and $10,000 for each of its other members.
In addition, each non-employee director receives an annual equity grant of restricted stock units (“RSUs”) having a fair market value on the grant date equal to approximately $200,000 following each annual meeting of stockholders. Any non-employee director who is initially appointed to our board of directors receives an initial equity grant of RSUs having a fair market value on the grant date equal to approximately $200,000 at the time of appointment, subject to proration based on the date of appointment in the event that he or she is appointed other than on the date of the annual meeting of stockholders. In each case, the number of shares of our common stock for which the grant of RSUs is settleable is determined by dividing $200,000 by the trailing 30 calendar day average of the closing price of our common stock on The Nasdaq Global Select Market. Each grant of RSUs will vest in full on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of the first annual meeting of stockholders following the date of grant, subject to the director providing services to us through the vesting date; provided, however, that in the event that a director ceases to provide services to us other than for Cause (as defined in the 2018 Equity Incentive Plan (the “2018 Plan”)), his or her outstanding RSUs will vest on a pro rata basis based on the last day of service. Non-employee directors are provided the opportunity to elect to defer settlement of all or a portion of the RSUs granted to them until a separation from service or a set date; in Fiscal 2020, each of Ms. Boone and Messrs. Conrad, Maeda, and Genachowski elected to defer settlement of their annual equity grants. RSUs granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a change of control, subject to the terms of our 2018 Plan. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees.
Director Stock Ownership Guidelines Policy
For a description of the Stock Ownership Guidelines Policy that applies to our directors, please see “Executive Compensation—Executive and Director Stock Ownership Guidelines Policy” below.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF THE TWO CLASS III DIRECTORS SET FORTH IN THIS PROPOSAL ONE.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending October 2, 2021, and recommends that our stockholders vote for the ratification of such selection. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2021 requires the affirmative vote of a majority of the votes cast by stockholders. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended October 3, 2020. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the fiscal years ended October 3, 2020 and September 28, 2019. Our audit committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from us. During the years ended October 3, 2020 and September 28, 2019, fees for services provided by PricewaterhouseCoopers LLP were as follows:

	Fiscal Year Ended
	October 3, 2020	September 28, 2019
Audit fees (1)	$2,706,428	$2,974,167
Audit-related fees (2)	—	—
Tax fees (3)	128,215	192,545
Other fees (4)	2,978	2,700
Total fees	$2,837,621	$3,169,412

(1)Consists of fees rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.
(2)Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, as well as technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.
(4)Consists of fees for professional services other than those reported in the categories above, including access to resource materials and portals.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

PROPOSAL THREE: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
This stockholder advisory vote, commonly known as "say-on-pay," is required pursuant to Section 14A of the Exchange Act and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our Chief Executive Officer and the other officers named in the Summary Compensation Table (“named executive officers”) as disclosed in this Proxy Statement.

The Board recommends a vote "FOR" the following resolution:

“RESOLVED, that the stockholders of Sonos, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion.”

Sonos became public in August 2018 and since that time we have made significant changes to our executive compensation program to reflect our transition from a private to public company. This is the first time we have included an advisory “say-on-pay” vote at the annual meeting of the stockholders, as our board of directors believes that stockholders will now be able to provide more meaningful feedback regarding the effectiveness of our executive compensation program and its relation to business outcomes of our company. We currently intend to submit the executive compensation of our named executive officers to an advisory vote at our annual meeting of stockholders each year, consistent with the advisory vote of the stockholders at our 2019 annual meeting of stockholders.

The Compensation Discussion and Analysis, beginning on page 22, describes our executive compensation programs and the compensation decisions made by our compensation, people and diversity & inclusion committee and board of directors for Fiscal 2020 with respect to the named executive officers. As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” our compensation, people and diversity & inclusion committee believes that the most effective compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

Our board of directors is asking you to support this proposal. Because your vote is advisory, it will not be binding. However, the board and the compensation, people and diversity & inclusion committee will review the voting results in their entirety and take them into consideration when making future decisions regarding named executive officer compensation.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL THREE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2020 by:
•each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•each of our non-employee directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of December 31, 2020 and shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020 are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock is based on 119,110,953 shares of our common stock outstanding on December 31, 2020. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
The Vanguard Group, Inc. (1) PO Box 2600 Valley Forge, PA 19482	8,560,311	7.2%
Non-Employee Directors and Nominees:
Karen Boone (2)	61,740	*
Joanna Coles (3)	12,792	*
Thomas Conrad (4)	63,726	*
Deirdre Findlay (5)	12,792	*
Julius Genachowski (6)	120,838	*
Panos Panay (7)	6,041	*
Michelangelo Volpi	—	*
Named Executive Officers:
Patrick Spence (8)	2,037,635	1.7%
Brittany Bagley (9)	369,230	*
Nicholas Millington (10)	845,929	*
Matthew Siegel (11)	394,216	*
Edward Lazarus (12)	159,665	*
All executive officers and directors as a group (13 persons) (13)	4,496,552	3.7%

*    Less than 1%

(1)This information regarding the beneficial ownership of Vanguard Group, Inc. is based on the Schedule 13F filed by such shareholder on September 30, 2020. Vanguard Group, Inc. has sole voting power over 8,379,564 shares and shared voting power over 180,747 shares.
(2)Consists of (i) 19,830 shares, (ii) 29,118 shares subject to stock options that are exercisable within 60 days of December 31, 2020 and (iii) 12,792 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020 and are settled upon termination of service as a director.
(3)Consists of 12,792 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020.
(4)Consists of (i) 19,830 shares, (ii) 31,104 shares subject to stock options that are exercisable within 60 days of December 31, 2020 and (iii) 12,792 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020 and are settled upon termination of service as a director.
(5)Consists of 12,792 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020.
(6)Consists of (i) 39,830 shares, (ii) 68,216 shares subject to stock options that are exercisable within 60 days of December 31, 2020 and (iii) 12,792 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020 and are settled upon termination of service as a director.
(7)Consists of 6,041 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020.
(8)Consists of (i) 128,676 shares, (ii) 1,863,833 shares subject to stock options that are exercisable within 60 days of December 31, 2020, and (iii) 45,126 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020.
(9)Consists of (i) 116,486 shares, (ii) 218,750 shares subject to stock options that are exercisable within 60 days of December 31, 2020, and (iii) 33,994 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020.
(10)Consists of (i) 83,220 shares, (ii) 733,289 shares subject to stock options that are exercisable within 60 days of December 31, 2020, and (iii) 29,420 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020.
(11)Consists of (i) 84,936 shares, (ii) 280,403 shares subject to stock options that are exercisable within 60 days of December 31, 2020, and (iii) 28,877 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020.
(12)Consists of (i) 42,600 shares, (ii) 100,000 shares subject to stock options that are exercisable within 60 days of December 31, 2020, and (iii) 17,065 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020.
(13)Consists of (i) 577,763 shares, (ii) 3,674,888 shares subject to stock options that are exercisable within 60 days of December 31, 2020, and (iii) 243,901 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2020 held by all persons who are directors, nominees for director and/or current executive officers of Sonos as of the date of this Proxy Statement.

EXECUTIVE OFFICERS
Our executive officers and their ages, as of January 21, 2021, and biographical information are set forth below.

Name	Age	Position
Patrick Spence	46	Chief Executive Officer and Director
Brittany Bagley	37	Chief Financial Officer
Anna Fraser	39	Chief People Officer
Edward Lazarus	61	Chief Legal Officer and Corporate Secretary
Nicholas Millington	44	Chief Innovation Officer
Matthew Siegel	47	Chief Commercial Officer
Our executive officers are designated by, and serve at the discretion of, our board of directors. There is no family relationship among any of the directors or executive officers.
Patrick Spence. For a brief biography of Mr. Spence, please see “Proposal One: Election of Directors—Nominees to Our Board of Directors.”
Brittany Bagley has served as our Chief Financial Officer since April 2019. Ms. Bagley served on our board of directors from September 2017 to April 2019. From December 2017 to April 2019, Ms. Bagley served as a Managing Director of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), a global investment firm, and previously served in other roles at KKR from July 2007 to December 2017. Prior to joining KKR, Ms. Bagley was an analyst at The Goldman Sachs Group, Inc., an investment banking firm. Ms. Bagley holds a B.A. from Brown University.
Anna Fraser has served as our Chief People Officer since January 2017. Prior to Sonos, from September 2007 to January 2017, Ms. Fraser served as the Director and Chief of Staff for People Operations of Google Inc., a technology company, where she was responsible for people strategy and employee experience. Ms. Fraser holds a B.A. in sociology from Harvard University.
Edward Lazarus has served as our Chief Legal Officer and Corporate Secretary since January 2019. From January 2013 to December 2018, Mr. Lazarus served as the Executive Vice President, General Counsel and Corporate Secretary of Tribune Media Company. Prior to Tribune, Mr. Lazarus worked as an independent consultant and attorney from February 2012 to January 2013 and served as the Chief of Staff to the Chairman of the Federal Communications Commission from June 2009 to February 2012. From 2000 to 2009, Mr. Lazarus practiced law at Akin Gump Strauss Hauer & Feld LLP. Mr. Lazarus holds a B.A. from Yale University and a J.D. from Yale Law School. Since 2015, Mr. Lazarus has served on the board of directors of the Sequoia Fund, a mutual fund.
Nicholas Millington has served as our Chief Innovation Officer since July 2020. Mr. Millington previously served as our Chief Product Officer from February 2017 to June 2020, as our Vice President and Chief of Staff of Product from February 2010 to January 2017, as our Director of Advanced Development and Architecture from November 2006 to February 2010 and as our Director of Software Development from April 2003 to October 2006. Prior to Sonos, from June 1998 to April 2003, Mr. Millington served as a Software Design Engineer Lead, SharePoint for Microsoft Corporation, a technology company. Mr. Millington holds a B.S.E. in electrical engineering from Duke University.
Matthew Siegel has served as our Chief Commercial Officer since September 2017. Prior to Sonos, from April 2014 to August 2017, Mr. Siegel served as the Vice President, General Manager of Digital Commerce of Nike, Inc., a sportswear and athletic apparel company. From December 2008 to February 2014, Mr. Siegel served as Executive Vice President, Digital Commerce at Ann, Inc., a national clothing retailer. Mr. Siegel holds a B.S. in communications studies from Northwestern University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for our named executive officers (“NEOs”). For Fiscal 2020, our NEOs were:

Named Executive Officer	Title
Patrick Spence	Chief Executive Officer
Brittany Bagley	Chief Financial Officer
Matthew Siegel	Chief Commercial Officer
Nicholas Millington	Chief Innovation Officer
Edward Lazarus	Chief Legal Officer
Executive Summary
Fiscal 2020 Financial and Business Highlights

Sonos was founded in 2002 with a clear mission — to fill every home with music. This mission led us to invent wireless multi-room home audio systems that transformed the way people can listen to and share music throughout their homes. More recently, Sonos expanded its product line to include a portable speaker, thus extending the unique Sonos listening experience beyond the confines of the home environment. Our sound systems provide an immersive listening experience created by our thoughtfully designed speakers and components, our proprietary software platform and the ability to wirelessly stream the content our customers love from the services they prefer.

Like other businesses, Sonos and its employees and customers were impacted by the COVID-19 pandemic.  Starting in March 2020, we implemented global travel restrictions and work-from-home policies for those employees who have the ability to work remotely.  We also engaged in certain initiatives to maintain our liquidity and the financial health of the company.  Our management team worked creatively to navigate the pandemic and the challenges of leading a business and our employees while working remotely and, as a result of their efforts and the efforts of our organization, we ended Fiscal 2020 in a strong position.

In Fiscal 2020, we achieved strong financial and operational results, including the following:
•Revenue increased 5% to $1.326 billion; excluding the impact of the 53rd week in fiscal 2020, revenue increased approximately 3%.
•We delivered a record 8.2% adjusted EBITDA margin, or 10.6% excluding the effect of tariffs.*
•Adjusted EBITDA increased 22% to a record $108.5 million; excluding the effect of tariffs, adjusted EBITDA increased 56% to $140.9 million.*
•Direct-to-consumer revenue increased 84% and represented a record 21% of total revenue compared to 12% last year.
•Cash flows from operating activities of $162.0 million and free cash flow of $129.0 million were generated.*
•We launched three new products, including Arc, our premium smart soundbar replacing Playbar; Five, our most powerful speaker and replacing Play:5; and Sub (Gen 3), featuring the same iconic design and bold bass as its predecessor.
•We launched Sonos S2, a powerful new app and operating system.
•We announced a multifaceted innovative marketing campaign with Disney, celebrating the widely anticipated premiere of the second season of “The Mandalorian.”
•We introduced Sonos Radio, a free, ad-supported radio service available in the Sonos app.
•We added a record 1.8 million net new households, and are in approximately 10.9 million households as of the end of Fiscal 2020.

•Listening hours increased 33% in fiscal 2020 compared to 29% growth last year.
*See Annex A for a reconciliation of GAAP to non-GAAP metrics.

Executive Compensation Highlights

The 2019 fiscal year was our first full year as a publicly-traded company and the decisions we made in Fiscal 2020 align with our ongoing transition to publicly-traded company pay practices and our broader executive compensation strategy.
•No salary increases: Our NEOs did not receive salary increases in Fiscal 2020.
•Increased annual incentive target opportunities: In order to continue to attract high quality executives and employees and transition to a more market standard publicly-traded company pay program, we increased the target annual incentives for each of our executive officers to 55% from 25%. While still lower than market, this is another step toward better compensation alignment with peers and a better reflection of the duties and responsibilities of executive officers of a public company.
•Annual equity awards: Messrs. Spence, Siegel, Millington, and Lazarus received annual equity awards. For Messrs. Siegel, Millington, and Lazarus, the awards were made in the form of restricted stock units (“RSUs”).
•New performance equity awards for CEO: 50% of our CEO’s Fiscal 2020 equity was granted in the form of performance-based stock units (“PSUs”). The PSUs have a three-year term and the compensation, people and diversity & inclusion committee (“the Committee”) will establish two, one-year performance periods at the beginning of Fiscal 2021 and Fiscal 2022.
•Additional equity awards: As part of our ongoing evolution towards public company pay levels, Messrs. Siegel, Millington, and Lazarus received additional equity awards the forms of RSUs in May 2020 intended to deliver compensation for each executive that is competitive with market practices.
Executive Compensation Philosophy

We operate in a highly competitive and rapidly evolving market. The market for skilled personnel in the technology industry is very competitive. Our ability to compete and succeed in our market is directly correlated to our ability to recruit, incentivize, and retain talented individuals in the areas of product development, sales, marketing, and general and administrative functions. The Committee believes that the most effective compensation program is one that is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

Accordingly, the Committee believes executive compensation packages provided to our executives, including the NEOs, should include both cash and stock-based compensation that achieve the following goals:

•Align the interests of management with those of stockholders;
•Provide fair and competitive compensation;
•Integrate compensation with our business plans;
•Reward both business and individual performance; and
•Attract and retain key executives critical to our success.

WHAT WE DO		WHAT WE DO NOT DO

☑
Link Pay for Performance: We link pay for performance and stockholder interests by heavily weighting compensation to short-term cash incentive awards and long-term equity awards that are tied to the value of our share price. Beginning in Fiscal 2020, we also added PSUs to the pay program for our Chief Executive Officer.
		☒	Provide Single Trigger Acceleration: We do not provide for single trigger acceleration in connection with a change of control.

☑
Incentivize a Strong Ownership Mentality: Our primary compensation vehicle is equity awards, which we use to motivate long-term performance and strongly align the interests of our executives with those of our stockholders.
		☒	Provide Material Executive Perquisites: We do not provide material perquisites for executives, except in connection with a business-related relocation.

☑	Maintain Rigorous Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their annual base salaries (10x for CEO and 5x for other NEOs).	☒	Provide Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments” or any other executive benefits, except in connection with a business-related relocation or commuting.

☑
Appoint an Independent Chairperson of our Board of Directors: We separate the roles of Chairperson of our board of directors and Chief Executive Officer. This separation allows the Chairperson to focus on the effectiveness of our board of directors and oversight of our executives while our Chief Executive Officer focuses on executing our strategy and managing our business.
		☒	Provide Excessive Executive Retirement Benefits: We do not provide any executive pension plan or supplemental retirement plans.

☑	Use an Independent Compensation Advisor: The Committee selects and engages its own independent advisors.	☒	Encourage Excessive or Inappropriate Risk-Taking: Our compensation programs are balanced in order to mitigate undue risks.

☑
Prohibit the Hedging of Our Common Stock: We prohibit all employees and directors from engaging in hedging transactions and only allow for pledging our common stock in limited circumstances, subject to the approval of our Compliance Officer.
		☒	Provide for guaranteed cash severance: Our offer letters do not provide for guaranteed cash severance in the event of termination.

Elements of Fiscal 2020 Compensation

The primary elements of our compensation program consist of base salary, annual incentive bonuses and annual long-term incentive awards. Primary elements and highlights of our Fiscal 2020 compensation program were as follows:

Element of Pay	Structure	Highlights

Base Salary (see page 27)
■ Fixed cash compensation for expected day-to-day responsibilities.
■ Reviewed annually and adjusted when appropriate, based on scope of responsibility, performance, time in role, experience, and competitive market for executive talent.

■ Fiscal 2020 salaries were unchanged for each NEO.
■ In response to the COVID-19 pandemic, base salaries were reduced 20% for the period from July 1, 2020 to December 31, 2020 for the CEO and July 1, 2020 to September 30, 2020 for the other NEOs.

Annual Incentive Bonuses (see page 28)
■ Variable compensation paid in cash.
■ Based on performance against pre-established enterprise-wide financial measures.
■ Performance metrics evaluated annually for alignment with strategy and market trends.

■ Fiscal 2020 target bonuses as a percentage of base salary were increased from 25% of salary to 55% of salary for our NEOs.
■ Based on achievement versus the goals, Fiscal 2020 annual bonuses paid out at 113.78% of target.

Long-Term Incentives (see page 29)	■ RSUs vest over 4 years. ■ PSUs granted to our Chief Executive Officer vest at the end of 3 years based on performance against each one-year performance goal.
■ RSUs minimize dilution and align NEOs’ interest with long-term stockholder value creation and encourage executive retention.
■ PSUs were added for our Chief Executive Officer in Fiscal 2020 to further link compensation directly to company performance.

Executive Pay Mix

In Fiscal 2020, a significant portion of executive compensation for our NEOs consisted of variable, at-risk compensation and equity-based long-term incentives in particular. As illustrated below, 90% of CEO compensation for Fiscal 2020 was delivered in variable compensation elements, and 74% of our other NEOs’ overall compensation, on average, was delivered in variable compensation elements.

Chief Executive Officer	All Other NEOs Average

Pay-for-Performance Outcomes

Our executive compensation program is highly sensitive to company performance and aligns the realizable pay of our executives with actual financial performance. As presented in the chart below, our CEO’s realizable pay for Fiscal 2020 represented approximately 163% of target total direct compensation. This reflects our continued focus on aligning pay-for-performance as described in more detail as follows:

•The value of the RSUs granted to our CEO in Fiscal 2020 has increased from the date of grant due to the increase in our stock price.
•The PSUs granted to our CEO in Fiscal 2020 are directly tied to our financial performance and the value realized in connection with them will be dependent on our stock price performance.

CEO Target vs. Realizable Pay - Fiscal 2020

Target pay is equal to the salary paid during the year and the target value of RSUs and PSUs, as applicable (as shown in the “Fiscal 2020 Equity-Based Awards” section below). Realizable pay is equal to the salary paid, the value of RSU grants based on the fiscal year end share price, and the target value of Fiscal 2020 PSUs based on the fiscal year end share price. These amounts do not correspond to values included in the "Summary Compensation Table" for Fiscal 2020 in part because the grant date value of the PSUs is not included in that table due to the fact that the PSUs are not considered granted for accounting purposes until the performance goals associated with such awards are established.

Pay Positioning and Compensation Peers

The Committee considered competitive market practices when determining Fiscal 2020 compensation, however, competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee also considers individual-specific factors, such as individual performance, experience and level and scope of responsibilities, company performance and economic conditions, as described in more detail below. The Committee does not use a formula or fixed target to determine compensation.

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation for the NEOs to a peer group of similarly sized companies (which we refer to collectively as our “Compensation Peers”). In determining peer companies, the Committee considered similar companies within the technology, consumer electronic and digital music/sound production industries that had been public at least two to three years, with annual revenues approximately 1/2x to 3x our expected Fiscal 2020 revenue. For Fiscal 2020, the Committee maintained the same peer group that was utilized in Fiscal 2019, other than the removal of Pandora Media, Inc. and Tivo, Inc. as a result of their respective acquisitions:

Fiscal 2020 Peer Group
Dolby Laboratories, Inc.	NETGEAR, Inc.
Fitbit, Inc.	Nuance Communications, Inc.
Garmin Ltd.	Plantronics, Inc.
GoPro, Inc.	Synaptics, Inc.
iRobot Corporation	Universal Electronics, Inc.
Logitech International SA

In addition to these Compensation Peers, the Committee also reviews pay data from the Radford technology survey, where relevant, and the compensation data of other companies identified by management as key business or labor market comparators even if these companies fall outside of our peer group parameters based on their respective financial profiles. Although such data is used for informational purposes only and is not used in setting executive compensation levels, the Committee is aware of the opportunities that exist for our NEOs and other employees in the technology sector, including at the Big Five technology companies (Apple, Amazon, Alphabet, Microsoft and Facebook), and, as such, reviews such information from time-to-time.

Fiscal 2020 NEO Compensation Decisions

Base Salary

We provide NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and responsibilities.

The base salaries of our executives are also determined by considering such factors as:

•Experience of the executive;
•Time in position;
•Individual performance;
•Level of responsibility for the executive;
•Economic conditions, company performance, financial conditions and strategic goals; and
•Competitive market data provided by the Committee’s independent compensation consultant, including data for Compensation Peers.

In general, base salary determinations are considered each year as part of the Committee's review process as well as upon a promotion or other change in job responsibility. In Fiscal 2020, we did not make any increases to the base salaries of our NEOs:

Name	FY19 Salary ($)	FY20 Salary (1) ($)	% Increase
Patrick Spence	$550,000	$550,000	0%
Brittany Bagley	$475,000	$475,000	0%
Matthew Siegel	$400,000	$400,000	0%
Nicholas Millington	$375,000	$375,000	0%
Edward Lazarus	$375,000	$375,000	0%

(1)On June 23, 2020, in connection with uncertainty and challenges stemming from the COVID-19 pandemic, our board of directors approved a temporary 20% reduction in the base salaries for all executive officers. These reductions applied for the period from July 1, 2020 to December 31, 2020 for our Chief Executive Officer and July 1, 2020 to September 30, 2020 for other NEOs.

Annual Cash Incentive Plan

We maintain an annual cash incentive plan that is designed to serve as an incentive to drive financial performance for the entire organization. For Fiscal 2020, the annual cash incentive opportunity for our NEOs was increased from 25% to 55% of base salary in order to more closely align our compensation structure and levels with market practices.

The table below shows Fiscal 2019 and Fiscal 2020 target bonuses as a percentage of base salary:

Name	FY19 Target Bonus	FY20 Target Bonus
Patrick Spence	25%	55%
Brittany Bagley	25%	55%
Matthew Siegel	25%	55%
Nicholas Millington	25%	55%
Edward Lazarus	25%	55%

Following the initial approval of the annual incentive plan in early Fiscal 2020, Mr. Spence proposed and the Committee agreed that he would not be eligible for an annual cash incentive for the year. Mr. Spence and the Committee believe that equity incentives and the new PSU awards in particular will more effectively align his interests with the long-term success of Sonos, and going forward it is anticipated that the Committee will continue to use PSUs as the primary incentive vehicle for Mr. Spence.

For the remaining executive officers, and consistent with Fiscal 2019, the Committee approved a structured and formulaic annual incentive plan that explicitly links bonus funding to Sonos financial goals. For Fiscal 2020, the bonus measures were year-over-year revenue growth and adjusted EBITDA growth, with each target weighted at 50%. Bonus payout opportunities range from 50% of target for a minimum threshold level of performance (or zero bonus for performance below thresholds) and 200% of target for maximum level of performance, as shown in the table below:

YoY Revenue Growth Target 50% Weight	Adjusted EBITDA Growth Target 50% Weight	Bonus Payout
22.90%	30.00%	200.00%
19.00%	18.00%	150.00%
15.00%	7.00%	125.00%
12.50%	0.00%	110.00%
11.00%	-4.00%	100.00%
9.10%	-10.00%	90.00%
7.10%	-15.00%	80.00%
3.10%	-21.00%	50.00%
3.00%	-27.00%	0.00%

The Committee selected revenue growth and adjusted EBITDA growth as the performance metrics for Fiscal 2020 based on the belief that sustainable, profitable growth is an important driver of stockholder value creation. Revenue growth and adjusted EBITDA growth were both evaluated and weighted equally when determining a final payout under the annual cash incentive plan. For purposes of this plan, “adjusted EBITDA” was defined as net income adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes, M&A, certain litigation expenses and other items that we do not consider representative of our underlying operating performance.

During Fiscal 2020, we achieved 5.2% year-over-year revenue growth and adjusted EBITDA (as defined for purposes of the annual incentive plan) of $107.2 million (22.4% growth year-over-year). Based on an evaluation of Fiscal 2020 performance, the Committee approved a payout at 113.78% of target bonus for our NEOs (other than Mr. Spence, as described above). Such bonus payouts were calculated based on our NEOs’ non-reduced base salaries and did not reflect the temporary reduction in base salaries in response to the COVID-19 pandemic discussed above. Adjusted EBITDA under the annual incentive plan of $107.2 million was adjusted downward from our reported Fiscal 2020 results of $108.5 million to account for M&A and certain litigation expenses incurred during Fiscal 2020.

Fiscal 2020 Equity-Based Awards

The majority of the target total direct compensation of our executive officers, including our NEOs, is provided through equity awards. By having a significant percentage of their target total direct compensation payable in the form of equity that vests over a number of years and therefore subject to higher risk and longer vesting than cash compensation, our executive officers are motivated to remain employed with Sonos and take actions that will benefit the Company and its stockholders over the long term.

We make annual equity grants to our executive officers in order to align their interests with those of our stockholders and ensure appropriate incentives are in place to promote a focus on our long-term performance. The sizes of these awards are not determined based on a specific formula, but rather through the exercise of the Committee’s judgment after considering market competitive pay levels, the individual performance of each of the executive officers, the recommendations of our Chief Executive Officer (except with respect to his awards), the appropriate level of compensation for the position given the scope of responsibility, the need to hire or retain an individual in a particular position, the current unvested equity held by such individual and related vesting schedules, the level of each executive officer’s total target cash compensation (base salary plus target cash incentive opportunity), and the perceived retentive value of the proposed awards.

For our NEOs, excluding our Chief Executive Officer and Chief Financial Officer, our Fiscal 2020 equity program was focused solely on RSUs with time-based vesting that vest quarterly over four years. The Committee believes that RSUs appropriately manage dilution to existing investors and align our executive officers’ interests with long-term stockholder value creation as RSUs become more valuable as our stock price increases.

Due to the “front-loaded” nature of the new hire stock award Ms. Bagley received in Fiscal 2019 in connection with her appointment to Chief Financial Officer, she did not receive equity awards in Fiscal 2020. Ms. Bagley’s Fiscal 2019 new hire stock award was structured to be approximately four times the then annual grant for the CFO position and was intended to replace the compensation package she received at her former employer, align her interests with those of Sonos’ stockholders, and reward her for future value creation.

The Committee chose to add PSUs to our Chief Executive Officer’s Fiscal 2020 equity grants. The Chief Executive Officer’s Fiscal 2020 equity grants were equally divided between RSUs and PSUs. The RSUs have time-based vesting and will vest quarterly over four years. The PSUs have a three-year term and the Committee will establish two, one-year performance goals at the beginning of year two (Fiscal 2021) and year three (Fiscal 2022), respectively. The Committee chose not to establish goals for the PSUs for Fiscal 2020 given the uncertainty raised by the COVID-19 pandemic at the time of grant. Each of the two, one-year goals apply to half of the total PSUs awarded. Depending on the Sonos’ performance, between 0% and 200% of a target number of PSUs can be earned. The Committee believes that a balance of RSUs and PSUs appropriately aligns the CEO’s compensation with achievement of the Company’s strategic goals and long-term stockholder value creation.

The table below outlines the total value of the annual equity awards the NEOs received in Fiscal 2020 and the corresponding number of shares:

Name	Total Value of RSUs ($)	Granted Number of RSUs	Target Value of PSUs ($)	Target Number of PSUs
Patrick Spence	$2,389,475	263,158	$2,389,475	263,158
Matthew Siegel	$1,338,111	147,369	—	—
Nicholas Millington	$1,338,111	147,369	—	—
Edward Lazarus	$1,051,373	115,790	—	—

Until the performance goals are established for the PSU awards, they are not considered granted for accounting purposes and therefore are also not reflected in the “Summary Compensation Table” or the “Grant of Plan Based Awards Table” below. These grants will be reflected in these tables in future years when the specific performance goals are established, with the value based on the share price at the time that the goals are set, rather than at the time of grant.

Please see the “Outstanding Equity Awards at Fiscal Year-End Table” below for more information regarding the vesting schedule of each RSU grant to our NEOs during Fiscal 2020.

Additional Equity Awards

As part of our ongoing evolution towards public company pay practices and levels consistent with those of the market in which we compete, including with reference to our Compensation Peers, Messrs. Siegel, Millington, and Lazarus received additional equity awards in May 2020. The awards are intended to deliver compensation for each executive that is competitive with market practices and better aligned with peers. The time-based awards have a grant date fair value of approximately $1 million and will vest in two equal installments on the first and second anniversaries of the grant date. The table below outlines the value of the additional equity awards Messrs. Siegel, Millington, and Lazarus received and the corresponding number of shares:

Name	Total Value of Awards ($)	Granted Number of RSUs
Matthew Siegel	$955,788	105,263
Nicholas Millington	$955,788	105,263
Edward Lazarus	$955,788	105,263

Benefits and Perquisites

We provide all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with health and welfare benefits, including medical, dental, vision, life and disability insurance coverage, and the ability for eligible participants to participate in our 401(k) plan. We also maintain a relocation program available to eligible employees that is consistent with current practices among publicly-traded companies as part of our efforts to attract and retain key talent. Our relocation program includes payments to put employees who relocate in connection with their employment with Sonos in a tax neutral position. In Fiscal 2020, to assist in devoting her maximum time and attention to our business until her relocation to our headquarters area was finalized, we provided Ms. Bagley with a monthly Surf Air membership for travel between her home in San Francisco and our Santa Barbara office. We also provide discounts on our products to all employees, as well as gift cards to purchase Sonos products based on employment anniversaries.

Hedging and Pledging Policy

Under the terms of our insider trading policy, employees, contractors, consultants and members of our board of directors (and their respective family members and any affiliated entities, such as venture capital funds) may not engage in hedging or monetization transactions involving Sonos securities, such as zero-cost collars and forward sale contracts, or engage in short sales of Sonos securities, including short sales “against the box.” In addition, such persons may not hold Sonos securities in a margin account or pledge Sonos securities as collateral for a loan unless the pledge has been approved by our Compliance Officer.

Our Compensation-Setting Process

Role of the Compensation, People and Diversity & Inclusion Committee

The Committee works closely with its independent consultant and meets regularly, including in executive session without members of management present, to make decisions on our executive compensation program and on the compensation of our CEO and other executives. The Committee reviews a variety of market data and information, including company, Compensation Peers, and technology industry compensation information, and considers the recommendations of its independent consultant when making compensation decisions. The Committee Chair reports the actions of the Committee to our board of directors at each regular meeting of the board of directors. The Committee’s responsibilities include, among other things, reviewing and approving (or making recommendations to the board of directors, as applicable, regarding):

•Overall compensation strategy;
•Amounts and form of executive compensation, including base salary, incentive compensation and equity-based compensation;
•Goals and objectives to be considered in determining the compensation of the CEO and other executive officers;
•Annual and long-term incentive plans and benefit plans;
•Board compensation;
•Annual proxy disclosure, including CD&A disclosure;
•Compensation peer group; and
•Diversity & inclusion policies and practices.

Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy is retained by and reports directly to the Committee. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant raises any conflict of interest and has determined that the work of Semler Brossy has not created any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities include:

•Providing independent advice to the Committee on current trends and best practices in compensation design and program alternatives, and advising on plans or practices that may improve the effectiveness of our compensation program;
•Providing and discussing peer group and survey data for competitive comparisons and, based on this information, offering independent recommendations on NEO compensation, including for the CEO and newly hired executives;
•Reviewing the equity plan and assessment of total stock usage relative to peers;
•Reviewing the CD&A and other compensation-related disclosures in our proxy statements;
•Offering recommendations, insights and perspectives on compensation-related matters;
•Assisting the Committee in designing executive compensation programs that are competitive and aligning the interests of our executives with those of our stockholders; and
•Providing the Committee with ongoing updates regarding trends and regulatory developments in the area of executive compensation and human capital management.

The Committee typically asks Semler Brossy to attend the Committee’s meetings. Semler Brossy communicates regularly with the Committee Chair outside of committee meetings and also meets with management to gather information and review proposals.

Role of Management

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO provides his evaluation of each executive officer’s performance to the Committee, and makes recommendations with respect to base salary, target annual incentives, and equity awards for each executive officer other than himself. This recommendation is considered by the Committee, which makes its own ultimate determinations.

The human resources department provides additional analysis and guidance as requested by the Committee related to NEO compensation, including the following:

•Developing, summarizing and presenting information and analyses to enable the Committee to execute its responsibilities, as well as addressing specific requests for information from the Committee;
•Attending Committee meetings, as requested, to provide information, respond to questions and otherwise assist the Committee; and
•Assisting the CEO in making preliminary recommendations regarding base salary and annual and long-term incentive awards.

Executive and Director Stock Ownership Guidelines Policy

The Committee has adopted Stock Ownership Guidelines for executives. In general, each executive has five years from the date he or she becomes an executive to accumulate the expected number of shares. In addition, each executive is required to retain 50% of any after tax shares received from the vesting of awards or exercise of stock options until his or her ownership guideline is met. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with our stockholders.

We review our stock ownership guidelines on a periodic basis. Given the intentional structure of our compensation strategy, which continues to emphasize stock as a primary incentive vehicle, we have established guidelines that are generally higher than typical market practices.

The table below describes the current ownership guidelines for the NEOs. As of the Record Date, each of our NEOs has either met his or her stock ownership guideline goal or is on track to meet this goal within the prescribed five-year time frame. In addition to shares held outright by the director or officer, vested but unexercised stock options and unvested RSUs count towards expected ownership levels.

Stock Ownership Guideline

Role	Multiple of Salary or Cash Retainer
CEO	10x
Other NEOs	5x
Non-Employee Director	5x

Employment, Severance and Change in Control Agreements

We have entered into offer letters with each of our NEOs. Each of these arrangements provides for at-will employment and generally includes the NEO’s initial base salary and an indication of eligibility for an annual cash incentive award opportunity and for the grant of an initial equity award. In addition, each of our NEOs has executed a form of our standard confidential information and invention assignment agreement.

Each of the stock options held by our NEOs that were granted under our 2003 Stock Plan (“2003 Plan”) contains a provision for accelerated vesting of 50% of the outstanding unvested options upon an involuntary termination occurring within two months prior to, or within six months following, a change in control. Each of the stock options and RSU awards granted to our NEOs under our 2018 Plan in Fiscal 2020 contains a provision for the full acceleration of vesting upon an involuntary termination occurring within two months prior to, or within 12 months following, a change in control. Such benefits are intended to incentivize executives who might be involved in acquisition or merger discussions with another entity to make decisions that are in the best interest of Sonos and our stockholders, without being unduly biased by the impact of such a transaction on their personal situation.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation that Sonos may deduct for federal income tax purposes in any given year with respect to the compensation of certain executives, including each of the NEOs. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit. This exception was repealed with the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), effective for taxable years beginning after 2017, unless certain transition relief is available.

While the Committee may consider the deductibility of compensation as a factor in determining executive compensation, the Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives, without regard to the deductibility of compensation under it.

Report of the Compensation, People and Diversity & Inclusion Committee

Our compensation, people and diversity & inclusion committee has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be incorporated by reference in annual report on Form 10-K for the fiscal year ended October 3, 2020 and this Proxy Statement.

Submitted by the Compensation, People and Diversity & Inclusion Committee
Thomas Conrad, Chair
Karen Boone

Summary Compensation Table
The following table provides information concerning the compensation of each of our named executive officers for each fiscal year in which they were a named executive officer during the last three fiscal years:

	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Patrick Spence	2020	528,000	—	2,389,475	—	—	105,765 (5)	3,023,240
Chief Executive Officer	2019	550,000	—	5,836,999	5,078,032	103,675	—	11,568,706
	2018	350,000	52,500 (4)	—	1,951,253	—	—	2,353,753
Brittany Bagley(6)	2020	456,731	—	—	—	297,251	31,014 (5)	784,995
Chief Financial Officer	2019	210,705	50,000 (7)	5,759,912	1,889,635	—	112,607 (8)	8,022,859
Nicholas Millington	2020	360,577	—	2,293,899	—	234,672	80,485 (5)	2,969,633
Chief Innovation Officer	2019	362,500	—	3,092,605	—	68,331	8,203 (8)	3,531,639
	2018	350,000	52,500 (4)	—	574,487	—	—	976,987
Matthew Siegel	2020	384,615	—	2,293,899	—	250,316	8,911 (5)	2,937,741
Chief Commercial Officer	2019	400,000	—	2,995,962	—	75,400	7,500 (8)	3,478,862
	2018	362,500	56,250 (4)	—	500,040	—	—	918,790
Edward Lazarus(9)	2020	360,577	—	2,007,161	—	234,672	47,528 (5)	2,649,938
Chief Legal Officer & Corporate Secretary	2019	273,878	21,000 (10)	1,353,015	789,280	51,626	55,184 (8)	2,543,983

(1)In June 2020, in connection with uncertainty and challenges stemming from the COVID-19 pandemic, our board of directors approved a temporary twenty percent (20%) reduction in the base salaries for all executive officers. These reductions applied for the period from July 1, 2020 to December 31, 2020 for Mr. Spence and July 1, 2020 to September 30, 2020 for the other NEOs. For more information, see “—Fiscal 2020 NEO Compensation Decisions” above.
(2)Reflects the aggregate grant date fair value of the awards granted under our 2003 Plan or our 2018 Plan to our named executive officers during the fiscal years ended October 3, 2020, September 28, 2019, and September 29, 2018, as computed in accordance with ASC 718, disregarding the effect of estimated forfeitures. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report. The amounts reported in this column reflect the accounting value for these equity awards and may not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(3)These amounts reflect bonuses earned by our named executive officers based upon achievement of financial objectives. For more information on bonuses for Fiscal 2020, see “—Fiscal 2020 NEO Compensation Decisions” above. Mr. Spence was not eligible for a bonus for Fiscal 2020. For more information, see “—Fiscal 2020 NEO Compensation Decisions” above.
(4)These amounts reflect a special payout at 100% of target bonuses paid for performance in the 2018 fiscal year, as approved by our compensation, people and diversity & inclusion committee for all employees including our named executive officers then employed.
(5)These amounts reflect contributions made by us under our 401(k) plan, other than for Mr. Spence. These amounts also reflect a one-time cash payment in Fiscal 2020 of accrued paid time off as we transitioned to an open time off policy, in the amount of (i) $105,765 for Mr. Spence, (ii) $21,694 for Ms. Bagley, (iii) $72,113 for Mr. Millington, and (iv) $37,859 for Mr. Lazarus. For Ms. Bagley, these amounts for Fiscal 2020 also reflect monthly Surf Air membership fees in the aggregate amount of $3,513 for travel between her home in San Francisco and our Santa Barbara office and an associated tax neutralization payment of $2,781.
(6)Ms. Bagley was named Chief Financial Officer effective April 22, 2019.
(7)This amount reflects a one-time guaranteed bonus paid to Ms. Bagley in November 2019.

(8)These amounts reflect contributions made by us under our 401(k) plan. For fiscal year 2019, these amounts for Ms. Bagley and Mr. Lazarus also reflected (a) relocation benefits to assist in the transition to our headquarters in Santa Barbara, California in the amount of $42,888 for Ms. Bagley and $47,809 for Mr. Lazarus, which includes a tax neutralization payment of $12,888 for Ms. Bagley and $17,809 for Mr. Lazarus under our relocation policy, (b) for Ms. Bagley, quarterly cash retainer payments in the aggregate amount of $25,000 for her service as a non-employee director on our board through April 3, 2019, and (c) for Ms. Bagley, monthly Surf Air membership fees in the aggregate amount of $22,685 for travel between her home in San Francisco and our Santa Barbara office and an associated tax neutralization payment of $20,288.
(9)Mr. Lazarus was named Chief Legal Officer & Corporate Secretary effective January 2, 2019.
(10)This amount reflects a sign-on bonus.

Grants of Plan-Based Awards in Fiscal 2020 Table
The following table presents information concerning each grant of an award made to the named executive officers during the fiscal year ended October 3, 2020 under any cash or equity incentive plan.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Options Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Patrick Spence	Cash	—	—	75,625	302,500	605,000	—	—	—	—
	RSUs	5/15/2020	5/4/2020	—	—	—	263,158	—	—	2,389,475
Brittany Bagley	Cash	—	—	65,313	261,250	522,500	—	—	—	—
Nicholas Millington	Cash	—	—	51,563	206,250	412,500	—	—	—	—
	RSUs	5/15/2020	5/4/2020	—	—	—	252,632	—	—	2,293,899
Matthew Siegel	Cash	—	—	55,000	220,000	440,000	—	—	—	—
	RSUs	5/15/2020	5/4/2020	—	—	—	252,632	—	—	2,293,899
Edward Lazarus	Cash	—	—	51,563	206,250	412,500	—	—	—	—
	RSUs	5/15/2020	5/4/2020	—	—	—	221,053	—	—	2,007,161

(1)Reflects threshold, target and maximum bonus amounts for Fiscal 2020 performance under our Annual Cash Incentive Plan, as described in “—Fiscal 2020 Pay Decisions — Annual Cash Incentive Plan” above. Amounts actually received by the named executive officer are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Spence did not receive a bonus payment for Fiscal 2020.
(2)Reflects the aggregate grant date fair value of the awards granted under our 2018 Plan to our named executive officers during the fiscal year ended October 3, 2020, as computed in accordance with ASC 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report. The amounts reported in this column reflect the accounting value for these equity awards and may not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding the outstanding stock option awards held by our named executive officers as of October 3, 2020.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)		Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (18)
Name	Grant Date (1)	Exercisable (#)	Unexercisable (#)		Option Expiration Date
Patrick Spence	10/12/2012 (2)	772,977	—	4.38	10/11/2022	—	—
	7/1/2013 (2)	121,394	—	5.00	6/30/2023	—	—
	8/1/2014 (2)	114,578	—	11.28	7/31/2024	—	—
	7/7/2016 (2)	59,904	—	13.56	7/6/2026	—	—
	9/8/2016 (2)	537,392	—	13.56	9/7/2026	—	—
	11/14/2016 (2)	15,958	—	13.56	8/11/2025	—	—
	11/7/2017 (3)	119,130	39,710	15.03	11/6/2027	—	—
	8/1/2018 (4)	100,000	100,000	15.00	7/31/2028	—	—
	11/19/2018 (5)	—	875,000	15.44	11/18/2028	—	—
	11/19/2018	—	—	—	—	212,650 (6)	3,296,075
	5/15/2020	—	—	—	—	246,711 (7)	3,824,021
Brittany Bagley	5/15/2019	156,250	343,750 (8)	10.59	5/14/2029	—	—
	5/15/2019	—	—	—	—	373,932 (9)	5,795,946
Nicholas	3/9/2012 (2)	50,400	—	2.50	3/8/2022	—	—
Millington	7/1/2013 (2)	134,154	—	5.00	6/30/2023	—	—
	8/1/2014 (2)	45,830	—	11.28	7/31/2024	—	—
	7/7/2016 (2)	156,842	—	13.56	7/6/2026	—	—
	9/8/2016 (2)	193,642	—	13.56	9/7/2026	—	—
	11/14/2016 (2)	19,948	—	13.56	8/11/2025	—	—
	5/22/2017 (10)	43,750	6,250	13.56	5/21/2027	—	—
	5/25/2018 (11)	40,000	24,000	15.11	5/24/2028	—	—
	8/1/2018 (6)	21,500	21,500	15.00	7/31/2028	—	—
	2/15/2019	—	—	—	—	173,820 (12)	2,610,030
	5/15/2020	—	—	—	—	243,422 (13)	3,773,041
Matthew Siegel	11/7/2017 (14)	190,598	63,534	15.03	11/6/2027	—	—
	5/25/2018 (11)	31,250	18,750	15.11	5/24/2028	—	—
	8/1/2018 (6)	21,500	21,500	15.00	7/31/2028	—	—
	2/15/2019	—	—	—	—	168,389 (12)	2,694,210
	5/15/2020	—	—	—	—	243,422 (13)	3,773,041
Edward Lazarus	2/15/2019 (15)	75,000	125,000	11.12	2/14/2029	—	—
	2/15/2019	—	—	—	—	76,047 (16)	1,178,729
	5/15/2020	—	—	—	—	213,817 (17)	3,314,164

(1)All of the outstanding stock option awards were granted under our 2003 Plan, except for those with a grant date of August 1, 2018, November 19, 2018 and February 15, 2019, which were granted under our 2018 Plan.
(2)The options were fully vested and immediately exercisable as of October 3, 2020.
(3)1/48th of the options vested on November 1, 2017 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.

(4)1/4th of the options vested on August 1, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(5)1/2 of the options will vest on November 15, 2021 and the remaining 1/2 of the option will vest on November 15, 2022, subject to continued service to us as of each vesting date.
(6)1/16th of the shares subject to the RSUs vested on February 15, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(7)1/16th of the shares subject to the RSUs vested on August 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(8)1/4th of the options vested on May 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(9)1/4th of the shares subject to the RSUs vested on May 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(10)1/48th of the options vested on May 1, 2017 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.
(11)1/48th of the options vested on May 1, 2018 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.
(12)1/16th of the shares subject to the RSUs vested on May 15, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(13)Consists of a grant of (i) 147,369 RSUs, of which 1/16th of the shares subject to the RSUs vested on August 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date, and (ii) 105,263 RSUs, of which 1/2 of the shares subject to the RSUs will vest on May 15, 2021 and the remaining 1/2 of the shares subject to the RSUs will vest on May 15, 2022.
(14)1/4th of the options vested on September 5, 2018 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.
(15)1/4th of the options vested on February 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.
(16)Consists of a grant of (i) 69,528 RSUs, of which 1/4th of the shares subject to such RSUs vested on February 15, 2020 and an additional 1/16th vests quarterly thereafter, and (ii) 52,146 RSUs, of which 1/16th of the shares subject to such RSUs vested on May 15, 2019 and an additional 1/16th vests quarterly thereafter, each subject to continued service to us as of each vesting date.
(17)Consists of a grant of (i) 115,790 RSUs, of which 1/16th of the shares subject to the RSUs vested on August 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date and (ii) 105,263 RSUs, of which 1/2 of the shares subject to the RSUs will vest on May 15, 2021 and the remaining 1/2 of the shares subject to the RSUs will vest on May 15, 2022.
(18)The market values of the RSU awards that have not vested are calculated by multiplying the number of shares underlying the RSU awards shown in the table by $15.50, the closing market price of our shares of our common stock on October 2, 2020, the last trading day of Fiscal 2020.

Fiscal 2020 Option Exercises and Stock Vested Table
The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options and the vesting of RSUs during Fiscal 2020 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick Spence	27,023	287,743	110,958	1,445,145
Brittany Bagley	—	—	169,969	1,711,929
Nicholas Millington	314,130	3,213,871	78,738	1,022,569
Matthew Siegel	—	—	76,565	994,651
Edward Lazarus	—	—	46,345	602,810

(1)The value realized on exercise reflects the difference between the fair market value of our common stock at the time of exercise on the exercise date and the exercise price of the option. Amounts shown are presented on an aggregate basis for all exercises that occurred during Fiscal 2020.
(2)The value realized on vesting is based on the number of shares underlying the RSU awards that vested multiplied by the closing market price of a share of our common stock on the vesting date, except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing market price on the trading day immediately prior to the vesting date.

Potential Payments upon Termination or Change in Control
We do not have contracts, arrangements or agreements with any of our named executive officers providing severance payments or benefits upon a termination of employment or change in control, other the acceleration of vesting of unvested options or RSUs under the terms of our 2003 Plan and 2018 Plan upon an involuntary termination of employment within a certain period of time prior to or following a change in control. See “—Employment, Severance and Change in Control Agreements” above for more details.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below for each of the named executive officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2020, which was October 2, 2020, and that the price per share of our common stock was the closing price on The Nasdaq Global Select Market as of that date, which was $15.50 per share. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event were to occur on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Qualifying Termination Within Two Months Prior to, or Within Six Months Following, a Change of Control (1)	Qualifying Termination Within Seven to Twelve Months Following a Change of Control (1)
Name	Acceleration of Equity Vesting ($) (2)	Acceleration of Equity Vesting ($) (2)
Patrick Spence	11,310,976	11,301,545
Brittany Bagley	7,483,759	7,483,759
Edward Lazarus	5,040,392	5,040,392
Nicholas Millington	6,488,804	6,478,001
Matthew Siegel	6,412,613	6,393,821

(1)As used herein, a “Qualifying Termination” means either an involuntary termination of employment without cause or a voluntary resignation for good reason, in each case under the terms of the applicable award agreement.
(2)The value for stock option awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) the difference between $15.50 (the per share closing stock price on October 2, 2020, the last trading date of Fiscal 2020) and the exercise price of the applicable stock options. The value for RSU awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii)  $15.50 (the per share closing stock price on October 2, 2020, the last trading date of Fiscal 2020).

CEO Pay Ratio
For Fiscal 2020, the median of the annual total compensation of all employees of our company (other than our CEO) was $175,018, and the annual total compensation of our CEO, Patrick Spence, was $3,023,240. Based on this information, for Fiscal 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 17 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
To identify the median of the annual total compensation of all of our employees and to determine the annual total compensation of the “median employee,” we used the following methodology, material assumptions, adjustments and estimates:
•We selected September 30, 2020 as the date upon which we would identify our median employee.
•As of September 30, 2020, our employee population consisted of approximately 1,453 individuals, of which 1,008 were in the United States and 445 were outside of the United States. In determining our employee population, we considered our worldwide employees as of September 30, 2020, whether employed on a full-time, part-time, temporary or seasonal basis.
•To identify our “median employee,” we looked at the total direct compensation for Fiscal 2020 for all active employees, which for this purpose included each such employee's Fiscal 2020 annual base salary (or, in the case of non-salaried employees, hourly rate multiplied by his or her Fiscal 2020 work schedule) plus his or her Fiscal 2020 target bonus plus the actual accounting value of his or her Fiscal 2020 equity awards, if any, and annualized the compensation of any employees who started after the first day of our Fiscal 2020. U.S. (but not non-U.S.) employees received a payment in Fiscal 2020 for any accrued paid time off and such payments were included in the calculation of total direct compensation for determining the “median employee”.
•With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2020 in accordance with the requirements of Item 401(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $175,018.
With respect to the annual total compensation for our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” set forth above. All U.S. employees received a payment in Fiscal 2020 for any accrued paid time off, and such payments were included in the calculation of the annual total compensation of the “median employee.”
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of October 3, 2020 with respect to compensation plans under which shares of our common stock may be issued. The equity compensation plans approved by our stockholders include our 2003 Plan, our 2018 Plan and our 2018 Employee Stock Purchase Plan (the “ESPP”).

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	40,070,891 (1)	12.03 (2)	36,894,484 (3)
Equity compensation plans not approved by security holders	—	N/A	—
Total	40,070,891	12.03	36,894,484

(1)Includes 28,422,940 stock options outstanding under the 2003 Plan and the 2018 Plan and 11,647,951 RSUs outstanding under the 2018 Plan, each as of October 3, 2020.
(2)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(3)Includes 28,056,633 shares available for issuance under the 2018 Plan and 8,837,851 shares available for issuance under the ESPP. There are no shares of common stock available for issuance under the 2003 Plan, but the 2003 Plan will continue to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2003 Plan or the 2018 Plan that cease to be subject to such awards or that are forfeited or repurchased at their original issue price, and any shares of common stock that are subject to outstanding awards under the 2018 Plan that are surrendered pursuant to an exchange program or otherwise terminate without being reissued, in each case, will generally be available for future grant and issuance as shares of common stock under the 2018 Plan; however, shares subject to awards under the 2003 Plan or the 2018 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award will not become available for future grant or sale under the 2018 Plan. In addition, the number of shares reserved for issuance under the 2018 Plan automatically increases on January 1 of each year through 2028 by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares of our common stock and common stock equivalents as of the immediately preceding December 31 (rounded to the nearest whole share) and (ii) a number of shares determined by our board of directors. The ESPP is not currently in effect, but rather allows our compensation, people and diversity & inclusion committee to select a future date, if at all, upon which to implement the ESPP. The number of shares reserved for issuance under the ESPP automatically increases on January 1 of each year through 2028 by the number of shares equal to 2% of the total number of outstanding shares of our common stock and common stock equivalents as of the immediately preceding December 31. However, our board of directors may reduce the amount of the increase in any particular year. The aggregate number of shares issued over the term of the ESPP will not exceed 40,000,000 shares of our common stock. Pursuant to these provisions, an additional 7,630,306 and 3,052,122 shares of common stock were added to the 2018 Plan and ESPP, respectively, effective January 1, 2020, which are reflected in the table above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Parties
Our written related party transactions policy states that a “Related Party” is not permitted to enter into a material related party transaction with us without the prior review and approval of our audit committee. Pursuant to the policy, our audit committee must review, consider and approve any request for us to enter into a transaction with any Related Party in which the amount involved exceeds $120,000. In approving or rejecting any such proposal, our audit committee considers the relevant facts and circumstances available and deemed relevant to the committee, including, but not limited to, the relationship of the Related Party to us, the Related Party's interest in the transaction, the approximately dollar value of the transaction, the potential benefit to us, and the terms of the transaction and the terms available from unrelated third parties. In the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest, a committee comprised solely of independent directors will review such transaction request.
A “Related Party” is any of our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any immediate family members of the foregoing persons.
In Fiscal 2020, we were not party to any transaction or series of transactions which required review or approval under our related party transactions policy or disclosure under applicable SEC rules.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the fiscal year ended October 3, 2020.

REPORT OF THE AUDIT COMMITTEE
Our audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited consolidated financial statements for the fiscal year ended October 3, 2020. Our audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.
Our audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended October 3, 2020 for filing with the SEC.
Submitted by the Audit Committee
Karen Boone, Chair
Robert Bach
Julius Genachowski

ADDITIONAL INFORMATION
Stockholder Proposals for the 2022 Annual Meeting
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials for the 2022 Annual Meeting
Our restated bylaws provide that stockholders may present proposals for inclusion in our proxy statement by submitting their proposals in writing to our Corporate Secretary at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101, Attn: Corporate Secretary. In order to be included in the proxy statement for our Annual Meeting of Stockholders to be held in 2022 (the “2022 Annual Meeting”), stockholder proposals must be received by our Corporate Secretary no later than September 23, 2021 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.
Requirements for Stockholder Proposals to be Brought Before the 2022 Annual Meeting
Our restated bylaws provide that stockholders may present a proposal to be considered at annual meeting by providing timely notice to our Corporate Secretary. To be timely for our 2022 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101 between 5:00 p.m. Pacific Time on November 26, 2021 and 5:00 p.m. Pacific Time on December 26, 2021. For each matter the stockholder proposes to bring before the annual meeting, a stockholder’s notice to the Corporate Secretary must set forth the information required by our restated bylaws.
A copy of our restated bylaws is available as Exhibit 3.2 to our Form 10-Q filed September 11, 2018.
Available Information
We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the fiscal year ended October 3, 2020, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Sonos, Inc.
614 Chapala Street
Santa Barbara, CA 93101
Attn: Investor Relations

Our annual report on Form 10-K for Fiscal 2020 is also available at https://investors.sonos.com under “SEC Filings” in the “Reports & Filings” section of our website.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports and proxy statements are available via the internet, and you can submit your stockholder votes online or by telephone. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
•Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): visit www.astfinancial.com and log into your account to enroll.
•Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may contact American Stock Transfer & Trust Company, LLC, our transfer agent, through its website at www.astfinancial.com or by phone at (800) 937-5449.

“Householding”: Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write our Investor Relations department at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101, Attn: Investor Relations, or call (805) 965-3001.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
As of the date of this Proxy Statement, our board of directors does not intend to present, and has not been informed that any other person intends to present, any matter before the Annual Meeting other than those matters specified in the Notice of Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will vote in respect thereof in accordance with their best judgment.

By Order of the Board of Directors,
Edward Lazarus
Chief Legal Officer and Corporate Secretary
Santa Barbara, California
January 21, 2021

Annex A: Reconciliation of Non-GAAP Items

We have provided in this Proxy Statement financial information that has not been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”). These non-GAAP financial measures are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We use these non-GAAP financial measures to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in these non-GAAP financial measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to stockholders and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making.
Non-GAAP financial measures should not be considered in isolation of, or as an alternative to, measures prepared in accordance with U.S. GAAP. Stockholders are encouraged to review the reconciliation of these financial measures to their nearest U.S. GAAP financial equivalents provided in the tables below. The most directly comparable financial measure calculated under U.S. GAAP for adjusted EBITDA is net income (loss). We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes and items considered to be non-recurring. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue. We define free cash flow as net cash from operations less purchases of property and equipment and intangible assets. We calculate constant currency growth percentages by translating our prior-period financial results using the current period average currency exchange rates and comparing these amounts to our current period reported results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited, dollars in thousands)
	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Net income (loss)	$18,411	$(29,600)	$(20,115)	$(4,766)
Add (deduct):
Depreciation and amortization	8,733	9,012	36,426	36,415
Stock-based compensation expense	15,971	13,049	57,610	46,575
Interest income	(43)	(1,416)	(1,998)	(4,349)
Interest expense	300	584	1,487	2,499
Other (income) expense, net	(3,273)	4,985	(6,639)	8,625
Provision for income taxes	34	615	32	3,690
Restructuring and related charges	125	—	26,285	—
Legal and transaction related costs (1)	6,170	—	15,455	—
Adjusted EBITDA	$46,428	$(2,771)	$108,543	$88,689
Revenue	$339,837	$294,160	$1,326,328	$1,260,823
Adjusted EBITDA margin	13.7%	(0.9)%	8.2%	7.0%

(1) Legal and transaction related costs consist of expenses related to our intellectual property ("IP") litigation against Alphabet Inc. and Google LLC as well as legal and transaction costs associated with our recent acquisition activity, which we do not consider representative of our underlying operating performance.

Reconciliation of Cash Flows Provided by Operating Activities to Free Cash Flow
(unaudited, dollars in thousands)
	Year Ended
	October 3, 2020	September 28, 2019
Cash flows provided by operating activities	$161,986	$120,636
Less: purchases of property and equipment and intangible assets	(33,035)	(23,222)
Free cash flow	$128,951	$97,414

SONOS

*SONOS, INC.*
*614 CHAPALA STREET*
*SANTA BARBARA, CA 93101*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 10, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/SONO2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 10, 2021. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D29881-P47810 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

SONOS, INC.

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

**Nominees:**

01) Patrick Spence
02) Deirdre Findlay

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**The Board of Directors recommends you vote FOR Proposal Two**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Sonos' independent registered accounting firm for the fiscal year ending October 2, 2021 | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR Proposal Three**

| | For | Against | Abstain |
|---|---|---|---|
| 3. Advisory approval of the named executive officer compensation (the say-on-pay vote) | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D29882-P47810

## SONOS, INC.
## Annual Meeting of Stockholders
## March 11, 2021 10:00 AM Pacific Time
## This proxy is solicited by the Board of Directors

The undersigned hereby appoints Patrick Spence and Edward Lazarus, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided herein, all the shares of the common stock of Sonos, Inc. to which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Sonos, Inc. to be held on March 11, 2021 or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Annual Meeting.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (i.e. FOR ALL NOMINEES listed in Proposal One, FOR Proposal Two and FOR Proposal Three). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.**

**Continued and to be signed on reverse side**